Exhibit 99.1

FOR IMMEDIATE RELEASE	CROSSFIRST BANKSHARES, INC. CONTACT:
April 23, 2020	Matt Needham, Director of Investor Relations
(913) 312-6822
https://investors.crossfirstbankshares.com

CrossFirst Bankshares, Inc. Reports First Quarter 2020 Results

LEAWOOD, Kan., April 23, 2020 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported its results for the first quarter of 2020, including net income of $3.9 million, or $0.07 per diluted share. CrossFirst continued to deliver growth in operating revenue and improve efficiency for the quarter while managing through a declining interest rate environment. During the quarter, the Company's earnings were impacted by a $14.0 million loan loss provision recorded mostly due to increased uncertainty in the portfolio from economic conditions surrounding the COVID-19 pandemic and oil market volatility.
"Our overall core performance remains strong, and excluding our provision in the current period, we had one of the Company's strongest quarters. We are on the front end of a possible recession and have taken an additional loan loss provision to strengthen our reserves and help prepare for the potential headwinds created by current economic uncertainty. While our loan portfolio is diversified and credit quality remains a priority, we are doing everything we can to support our customers during these extremely challenging times, including the successful roll-out of several new governmental programs and other relief to help our customers," said CrossFirst’s CEO and President George F. Jones, Jr. "Aside from the current economic conditions, our overall quarter for the Company was successful with continued quarter over quarter operating revenue growth, increased efficiency, and the implementation of several initiatives to mitigate risk to the Company."
First Quarter 2020 Highlights:

•	$5.1 billion of assets with 14% operating revenue growth compared to the first quarter of 2019

•	Quarterly net income of $3.9 million, compared to net income of $9.4 million for the first quarter of 2019

•	Diluted EPS of $0.07 for the first quarter of 2020, compared to $0.20 for the first quarter of 2019

•	Achieved efficiency ratio of 55.1% for the first quarter of 2020, compared to 64.2% for the first quarter of 2019

•	Grew loans by $149 million from the previous quarter end and $724 million or 22% over the last twelve months

•	Grew deposits by $49 million from the previous quarter end and $573 million or 17% over the last twelve months

•	Book value per share of $11.75 at March 31, 2020 compared to $11.58 at December 31, 2019

	Quarter-to-Date
	March 31,
	2019	2020
	(Dollars in millions except per share data)
Operating revenue(1)	$35.3	$40.3
Net income	$9.4	$3.9
Diluted earnings per share	$0.20	$0.07
Return on average assets	0.91%	0.31%
Non-GAAP core operating return on average assets(2)	0.78%	0.31%
Return on average common equity	7.98%	2.53%
Non-GAAP return on average tangible common equity(2)	6.79%	2.56%
Net interest margin	3.40%	3.19%
Net interest margin, fully tax-equivalent(3)	3.46%	3.24%
Efficiency ratio	64.2%	55.1%
Non-GAAP core operating efficiency ratio, fully tax-equivalent(2)(3)	63.1%	54.2%

(1) Net interest income plus non-interest income.
(2) Represents a non-GAAP measure. See "Table 5. Non-GAAP Financial Measures" for a reconciliation of this measure.
(3) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal taxes. The incremental federal tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.

COVID-19 Update

The COVID-19 pandemic and measures taken in response thereto have created economic uncertainty and negatively impacted most of our customers in some capacity. During the first quarter of 2020, we experienced some impacts from the pandemic, including the implementation of a pandemic plan with social distancing measures for customers and employee interaction, supported key regulatory relief programs for customers, the need to increase provisions and allowances for loan losses, increased monitoring of key loan portfolio segments, requests for loan modifications, slower discretionary spending, and elevated risk management activities. Our branch-lite strategy, relationship banking model, and technology have really allowed us to quickly implement our pandemic plan, work remotely to be safe, and have the agility to effectively serve our customers when they need it most.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Programs
As a preferred lender with Small Business Administration ("SBA"), we are in a unique position to react immediately to the provisions of the CARES Act, specifically the Paycheck Protection Program ("PPP") component. We are committed to helping our local businesses and the communities that we serve during these extremely challenging times and will continue to help customers access regulatory relief and other programs. As of April 20, 2020, we have received funding approval for over 914 loans, totaling just under $400 million of new loans, with a large pipeline of qualified, pending applicants still to be processed if additional funding for the PPP program becomes available. The Company is in the process of securing short term deposits to support the PPP program and plans to release the loans to the SBA when the process is finalized. In addition to the PPP program, we are granting loan modifications and 90/180 day payment deferrals for customers who have requested additional relief. As of April 20, 2020, the Company has approved just over $750 million in payment deferrals, representing almost 19% of our total loan balance as of March 31, 2019. We are evaluating each modification on a case by case basis and assessing the borrowers willingness and capacity to support the business in the long run. The Company will continue to implement additional governmental assistance programs as more details become available around the processes and procedures for such programs, and grant loan modifications when appropriate.
Income from Operations
Net Interest Income
The Company produced interest income of $54.2 million for the first quarter of 2020, an increase of 6% from the first quarter of 2019 and a decrease of 2% from the previous quarter. Interest income increased from the first quarter of 2019 primarily from continued strong growth in average earning assets, mitigating the impact of continued declining interest rates. Average earnings assets totaled $4.8 billion for the first quarter of 2020, an increase of $813 million or 20% from the same quarter in 2019. The tax-equivalent yield on earning assets declined from 4.76% to 4.57% during the first quarter of 2020, compared to year end 2019, primarily due to the movement of variable rate assets indexed to market rates.
Interest expense for the first quarter of 2020 was $16.0 million, or 10% lower than the first quarter of 2019 and 11% lower than the previous quarter. While average interest-bearing deposits increased to $3.4 billion in the first quarter of 2020, an increase of 21% from the same quarter in 2019, overall costs declined with adjustments to funding costs from continued declining interest rates. Non-deposit funding costs decreased to 1.72% from 1.86% in the fourth quarter of 2019 while overall cost of funds for the quarter was 1.49%, compared to 1.71% for the fourth quarter of 2019.

Tax-equivalent net interest margin increased from 3.23% to 3.24% from the previous quarter and declined from 3.46% in the same quarter in 2019, reflecting the impact of the declining rate environment. Over the course of the last several quarters the Company has continued to shorten the duration of funding and adjusted variable rate accounts with market movements in interest rates, keeping pace with declining variable loan yields. The tax-equivalent adjustment, which accounts for income taxes saved on the interest earned on nontaxable securities and loans, was $0.7 million for the first quarter of 2020. Net interest income totaled $38.2 million for the first quarter of 2020 or 3% greater than the fourth quarter of 2019, and 14% greater than the first quarter of 2019.

Non-Interest Income
Non-interest income increased $450 thousand in the first quarter of 2020 or 27% compared to the same quarter of 2019 and slightly decreased compared to the fourth quarter of 2019. While the Company continued to increase fee income commensurate with its growth, during the first quarter of 2020 the Company recorded $0.4 million of bond gains while the back to back swap fee activity slowed during the first quarter. Service charges for the first quarter of 2020 increased $0.4 million from the prior quarter as a result of increased activity.

Non-Interest Expense
Non-interest expense for the first quarter of 2020 was $22.2 million which decreased 2% compared to the first quarter of 2019 and increased 2% from the fourth quarter of 2019. The Company continued to focus on reducing expenses and managing costs during the quarter as most expense categories declined from the same period in 2019 as well as the previous quarter. Data processing costs for the first quarter of 2020

CROSSFIRST BANKSHARES, INC.

were slightly higher compared to the previous quarter, as a result of the Company's increased volume of activity and FDIC insurance expense for the first quarter of 2020 increased slightly compared to the previous quarter. Salary and employment expenses increased from the previous quarter due to an increase in employee headcount for the quarter to support corporate initiatives.

CrossFirst’s effective tax rate for the quarter ended March 31, 2020 was 7.1% as compared to 4.3% for the quarter ended March 31, 2019. The year-over-year change was primarily due to $1.4 million in state tax credits recorded in the first quarter of 2019. The state tax credits were related to our new headquarters. For both of the comparable periods, the Company continued to benefit from the tax-exempt municipal bond portfolio and bank-owned life insurance.

Balance Sheet Performance & Analysis
During the first quarter of 2020, total assets increased by $136 million or 3% compared to December 31, 2019 with both strong loan and deposit growth. Asset growth for CrossFirst was $801 million or 19% since March 31, 2019. During the first quarter of 2020, total available for sale investment securities decreased $6 million to $735 million compared to December 31, 2019, while the overall average for the quarter was $760 million. During the first quarter of 2020, tax-exempt municipal securities on average increased $24 million and mortgage-backed securities decreased $12 million compared to December 31, 2019. The portfolio has continued to maintain a larger bond portfolio as part of management's strategy to manage liquidity and optimize income. The large bond portfolio, which is a strong source of liquidity for the Company, continued to perform well in a declining rate environment, and securities yields remained relatively steady at a tax equivalent yield of 3.21% for the first quarter of 2020 compared to the prior quarter.

Loan Growth Results
The Company continued to maintain a diversified loan portfolio while experiencing strong loan growth of 4% for the first quarter of 2020 and 22% from year over year March 31, 2019. Loan yields declined 23 basis points in the overall portfolio commensurate with the adjustable rate loan movements in LIBOR and Prime during the quarter. The Company experienced $179 million in payoffs for the quarter, but funded $264 million in new loans to replace payoffs and grow the overall portfolio.

(Dollars in millions)	1Q19	2Q19	3Q19	4Q19	1Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average loans (gross)
Commercial and industrial	$1,145	$1,224	$1,284	$1,315	$1,339	34%	$24	2%	$194	17%
Energy	367	383	389	400	412	11	12	3	45	12
Commercial real estate	866	946	974	1,007	1,034	26	27	3	168	19
Construction and land development	444	457	487	599	620	16	21	3	176	40
Residential real estate	310	342	362	384	455	12	71	18	145	47
Consumer	44	46	45	45	45	1	—	—	1	—
Total	$3,176	$3,398	$3,541	$3,750	$3,905	100%	$155	4%	$729	20%

Yield on loans for the period ending	5.75%	5.66%	5.53%	5.21%	4.98%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

Deposit Growth & Other Borrowings
The Company continues to maintain a traditional deposit mix, with the goal of keeping pace with growth in the loan portfolio. Deposit growth continued to be funded primarily with the money market accounts during the first quarter of 2020, which have historically adjusted with movements in Federal Funds rates. During the first quarter of 2020, we continued to let longer term time deposits roll off of the balance sheet, which has been consistent with our funding strategy. During the first quarter of 2020, the Federal Open Market Committee moved the fed funds target rate from 1.5% at December 31, 2020 to 0% by March 31, 2020. The Company has analyzed its incremental cost of funding based on our current deposit mix and current deposit rates at March 31, 2020. After the Company adjusted deposit rates in the first quarter of 2020, our weighted average deposit pricing for new incremental deposits would be approximately 94 basis points lower than our current cost of deposits of 1.46%. Additionally, the Company did not renew $124 million of brokered CD's and replaced them with other cheaper wholesale funding, including Federal Home Loan Bank advances during the first quarter of 2020. The Company is in the process of securing additional short term funding to temporarily support the additional loan growth produced through the Paycheck Protection Program relief efforts.

(Dollars in millions)	1Q19	2Q19	3Q19	4Q19	1Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average deposits
Non-interest bearing deposits	$477	$513	$535	$522	$540	14%	$18	4%	$63	13%
Transaction deposits	104	144	135	200	341	9%	141	70	237	228
Savings and money market deposits	1,544	1,560	1,744	1,854	1,887	48%	33	2	343	22
Time deposits	1,165	1,305	1,277	1,226	1,166	29%	(60)	(5)	1	—
Total	$3,290	$3,522	$3,691	$3,802	$3,934	100%	$132	3%	$644	20%

Cost of deposits for the period ending	1.96%	1.99%	1.94%	1.70%	1.46%
Cost of interest-bearing deposits for the period ending	2.30%	2.33%	2.26%	1.97%	1.69%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

At March 31, 2020, other borrowings totaled $443 million, as compared to $374 million at December 31, 2019. The increase in borrowings was principally due to additional Federal Home Loan Bank advances with new advances having an average maturity of 6 months and an average rate of 0.65%.

CROSSFIRST BANKSHARES, INC.

Asset Quality Position
The Company added $14.0 million to the allowance for loan loss as a result of quarterly growth, increased economic uncertainty, and the adverse movement in risk classifications for credits requiring additional provision. While the Company has experienced some adverse risk rating changes to the portfolio, $12.3 million of the first quarter of 2020 provision was primarily for increased economic uncertainty, though borrowers or specific impairments have not yet been identified, and normal provisioning for quarterly growth.

Net charge-offs were $19.4 million for the first quarter of 2020 as compared to charge-offs of $0.7 million for the fourth quarter in 2019. Two credits had partial charge-offs, which was comprised of $17.9 million for the large previously disclosed non-performing loan and the remainder for a legacy energy credit. Nonperforming assets to total assets declined on a quarter over quarter basis to .59% after partially charging off these two nonperforming credits. The following table provides information regarding asset quality as well as other asset quality metrics.

Asset quality (Dollars in millions)	1Q19	2Q19	3Q19	4Q19	1Q20
Non-accrual loans	$13.0	$50.0	$43.6	$39.7	$26.3
Other real estate owned	2.5	2.5	2.5	3.6	3.6
Non-performing assets	15.5	52.8	46.7	47.9	29.9
Loans 90+ days past due and still accruing	—	0.2	0.6	4.6	—
Loans 30 - 89 days past due	31.1	23.6	64.7	6.8	19.5
Net charge-offs (recoveries)	0.7	—	4.7	5.5	19.4

Asset quality metrics (%)	1Q19	2Q19	3Q19	4Q19	1Q20
Non-performing assets to total assets	0.36%	1.18%	1.00%	0.97%	0.59%
Allowance for loan loss to total loans	1.22	1.24	1.18	1.48	1.29
Allowance for loan loss to non-performing loans	307	85	97	129	196
Net charge-offs (recoveries) to average loans(1)	0.09	—	0.53	0.58	2.00
Provision to average loans(1)	0.36	0.34	0.54	2.05	1.44
Classified Loans / (Total Capital + ALLL)	18.7	16.3	13.2	13.2	15.8
(1) Interim periods annualized.

Depending upon the extent of the future impact of the COVID-19 pandemic, we may need to make additional increases to our provision or allowance for loan losses in future periods. The future impact of the pandemic is highly uncertain and cannot be predicted. The extent of the impact on our customers and, in turn, on our business and operations, will depend on future developments, including actions taken to contain the pandemic. To the extent the pandemic continues to cause a recession or decreased economic activity for an extended time period, we expect our business and operations will be negatively impacted. Customers may seek additional loan modifications or restructuring, or we may experience adverse movement in risk classifications, any of which could potentially result in the need to increase provisions and the total allowances for loan losses.

Capital Position
At March 31, 2020, common equity totaled $612 million, or $11.75 per share, compared to $602 million, or $11.58 per share, at December 31, 2019. Tangible common equity was $604 million and tangible book value per share was $11.60 at March 31, 2020 compared to tangible common equity of $594 million and tangible book value per common share of $11.43 at December 31, 2019.
The ratio of common equity tier 1 capital to risk-weighted assets was approximately 12.08% and the total capital to risk-weighted assets was approximately 13.17% at March 31, 2020. The Company continues to remain well capitalized and as previously disclosed, the Company is opening a second smaller full-service branch in the Dallas MSA, in addition to consistently evaluating other strategic opportunities.

Conference Call and Webcast
CrossFirst will hold a conference call and webcast to discuss first quarter 2020 results on Thursday, April 23, 2020 at 4 p.m. CDT / 5 p.m. EDT. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. Investors, news media, and other participants should register for the call or audio webcast at https://investors.CrossFirstbankshares.com. Participants may dial into the call toll-free at (877) 621-5851 from anywhere in the U.S. or (470) 495-9492 internationally, using conference ID no. 4471704. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.

A replay of the webcast will be available on the Company's website. A replay of the conference call will be available two hours following the close of the call until April 30, 2020, accessible at (855) 859-2056 with conference ID no. 4471704.

Cautionary Notice about Forward-Looking Statements
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. This earnings release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to, among other things, future events and its financial performance. Any statements about management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.
Accordingly, the Company cautions you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission as well as the uncertain impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

About CrossFirst
CrossFirst Bankshares, Inc., is a Kansas corporation and a registered bank holding company for its wholly-owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst Bank has seven full-service banking offices primarily along the I-35 corridor in Kansas, Missouri, Oklahoma and Texas.

Unaudited Financial Tables

•	Table 1. Consolidated Balance Sheets

•	Table 2. Consolidated Statements of Income

•	Table 3. 2019 - 2020 Quarterly Analysis of Changes in Net Interest Income

•	Table 4. Linked Quarterly Analysis of Changes in Net Interest Income

•	Table 5. Non-GAAP Financial Measures

CROSSFIRST BANKSHARES, INC.

TABLE 1. CONSOLIDATED BALANCE SHEETS

	December 31, 2019	March 31, 2020
		(unaudited)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$187,320	$158,987
Available-for-sale securities - taxable	298,208	285,426
Available-for-sale securities - tax-exempt	443,426	449,805
Loans, net of allowance for loan losses of $56,896 and $51,458 at December 31, 2019 and March 31, 2020, respectively	3,795,348	3,950,993
Premises and equipment, net	70,210	68,817
Restricted equity securities	17,278	18,539
Interest receivable	15,716	16,958
Foreclosed assets held for sale	3,619	3,619
Deferred tax asset	13,782	8,914
Goodwill and other intangible assets, net	7,694	7,669
Bank-owned life insurance	65,689	66,145
Other	12,943	31,535
Total assets	$4,931,233	$5,067,407
Liabilities and stockholders’ equity
Deposits
Noninterest bearing	$521,826	$567,215
Savings, NOW and money market	2,162,187	2,302,545
Time	1,239,746	1,103,062
Total deposits	3,923,759	3,972,822
Federal funds purchased and repurchase agreements	14,921	38,946
Federal Home Loan Bank advances	358,743	402,680
Other borrowings	921	931
Interest payable and other liabilities	31,245	40,082
Total liabilities	4,329,589	4,455,461
Stockholders’ equity
Common stock, $0.01 par value:
authorized - 200,000,000 shares, issued - 51,969,203 and 52,098,062 shares at December 31, 2019 and March 31, 2020, respectively	520	521
Additional paid-in capital	519,870	520,134
Retained earnings	64,803	68,689
Accumulated other comprehensive income	16,451	22,602
Total stockholders’ equity	601,644	611,946
Total liabilities and stockholders’ equity	$4,931,233	$5,067,407

CROSSFIRST BANKSHARES, INC.

    TABLE 2. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
	2019	2020
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$45,003	$48,339
Available for sale securities
Available for sale securities - Taxable	2,320	1,774
Available for sale securities - Tax-exempt	2,935	3,312
Deposits with financial institutions	806	491
Dividends on bank stocks	253	292
Total interest income	51,317	54,208
Interest Expense
Deposits	15,921	14,272
Fed funds purchased and repurchase agreements	294	62
Advances from Federal Home Loan Bank	1,459	1,611
Other borrowings	38	35
Total interest expense	17,712	15,980
Net Interest Income	33,605	38,228
Provision for Loan Losses	2,850	13,950
Net Interest Income after Provision for Loan Losses	30,755	24,278
Non-Interest Income
Service charges and fees on customer accounts	158	508
Gain on sale of available for sale securities	27	393
Gain on sale of loans	79	—
Income from bank-owned life insurance	467	456
Swap fee income (loss), net	377	(9)
Other non-interest income	537	747
Total non-interest income	1,645	2,095
Non-Interest Expense
Salaries and employee benefits	14,590	14,390
Occupancy	2,159	2,085
Professional fees	782	671
Deposit insurance premiums	837	1,016
Data processing	594	692
Advertising	713	500
Software and communication	679	876
Equipment costs, other asset depreciation, and amortization	473	395
Other non-interest expense	1,804	1,598
Total non-interest expense	22,631	22,223
Net Income Before Taxes	9,769	4,150
Income tax expense	419	293
Net Income	$9,350	$3,857
Basic Earnings Per Share	$0.20	$0.07
Diluted Earnings Share	$0.20	$0.07

CROSSFIRST BANKSHARES, INC.

TABLE 3. 2019 - 2020 QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	March 31,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$322,630	$2,573	3.23%	$308,671	$2,066	2.69%
Securities - tax-exempt(1)	368,291	3,551	3.91	451,443	4,007	3.57
Federal funds sold	24,756	159	2.61	4,136	18	1.74
Interest-bearing deposits in other banks	121,945	647	2.15	158,044	473	1.20
Gross loans, net of unearned income(2) (3)	3,176,346	45,003	5.75	3,905,005	48,339	4.98
Total interest-earning assets(1)	4,013,968	$51,933	5.25%	4,827,299	$54,903	4.57%
Allowance for loan losses	(39,340)			(57,627)
Other non-interest-earning assets	193,615			205,859
Total assets	$4,168,243			$4,975,531
Interest-bearing liabilities
Transaction deposits	$104,008	$276	1.08%	$341,497	$865	1.02%
Savings and money market deposits	1,543,925	8,818	2.32	1,886,785	6,735	1.44
Time deposits	1,164,613	6,827	2.38	1,165,800	6,672	2.30
Total interest-bearing deposits	2,812,546	15,921	2.30	3,394,082	14,272	1.69
FHLB and short-term borrowings	383,114	1,753	1.86	391,143	1,673	1.72
Trust preferred securities, net of fair value adjustments	885	38	17.41	923	35	14.69
Non-interest-bearing deposits	477,236	—	—	540,318	—	—
Cost of funds	3,673,781	$17,712	1.96%	4,326,466	$15,980	1.49%
Other liabilities	18,289			36,106
Total stockholders' equity	476,173			612,959
Total liabilities and stockholders' equity	$4,168,243			$4,975,531
Net interest income(1)		$34,221			$38,923
Net interest spread(1)			3.29%			3.08%
Net interest margin(1)			3.46%			3.24%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) Average loan balances include non-accrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

QUARTER TO DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	March 31, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(104)	$(403)	$(507)
Securities - tax-exempt(1)	779	(323)	456
Federal funds sold	(101)	(40)	(141)
Interest-bearing deposits in other banks	161	(335)	(174)
Gross loans, net of unearned income	9,785	(6,449)	3,336
Total interest income(1)	10,520	(7,550)	2,970
Interest Expense
Transaction deposits	605	(16)	589
Savings and money market deposits	1,726	(3,809)	(2,083)
Time deposits	9	(164)	(155)
Total interest-bearing deposits	2,340	(3,989)	(1,649)
FHLB and short-term borrowings	41	(121)	(80)
Trust preferred securities, net of fair value adjustments	2	(5)	(3)
Total interest expense	2,383	(4,115)	(1,732)
Net interest income(1)	$8,137	$(3,435)	$4,702

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.

TABLE 4. LINKED QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	December 31, 2019			March 31, 2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$317,524	$2,180	2.72%	$308,671	$2,066	2.69%
Securities - tax-exempt(1)	427,280	3,861	3.59	451,443	4,007	3.57
Federal funds sold	4,750	19	1.61	4,136	18	1.74
Interest-bearing deposits in other banks	152,917	582	1.51	158,044	473	1.20
Gross loans, net of unearned income(2) (3)	3,749,865	49,208	5.21	3,905,005	48,339	4.98
Total interest-earning assets(1)	4,652,336	$55,850	4.76%	4,827,299	$54,903	4.57%
Allowance for loan losses	(44,051)			(57,627)
Other non-interest-earning assets	201,294			205,859
Total assets	$4,809,579			$4,975,531
Interest-bearing liabilities
Transaction deposits	$200,480	$603	1.19%	$341,497	$865	1.02%
Savings and money market deposits	1,854,042	8,059	1.72	1,886,785	6,735	1.44
Time deposits	1,225,752	7,585	2.46	1,165,800	6,672	2.30
Total interest-bearing deposits	3,280,274	16,247	1.97	3,394,082	14,272	1.69
FHLB and short-term borrowings	366,190	1,719	1.86	391,143	1,673	1.72
Trust preferred securities, net of fair value adjustments	913	35	15.18	923	35	14.69
Non-interest-bearing deposits	521,799	—	—	540,318	—	—
Cost of funds	4,169,176	$18,001	1.71%	4,326,466	$15,980	1.49%
Other liabilities	34,443			36,106
Total stockholders' equity	605,960			612,959
Total liabilities and stockholders' equity	$4,809,579			$4,975,531
Net interest income(1)		$37,849			$38,923
Net interest spread(1)			3.05%			3.08%
Net interest margin(1)			3.23%			3.24%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) Average loan balances include nonaccrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

LINKED QUARTER VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	March 31, 2020 over December 31, 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(82)	$(32)	$(114)
Securities - tax-exempt(1)	172	(26)	146
Federal funds sold	(2)	1	(1)
Interest-bearing deposits in other banks	18	(127)	(109)
Gross loans, net of unearned income	1,683	(2,552)	(869)
Total interest income(1)	1,789	(2,736)	(947)
Interest Expense
Transaction deposits	359	(97)	262
Savings and money market deposits	123	(1,447)	(1,324)
Time deposits	(392)	(521)	(913)
Total interest-bearing deposits	90	(2,065)	(1,975)
FHLB and short-term borrowings	100	(146)	(46)
Trust preferred securities, net of FV adjustments	1	(1)	—
Total interest expense	191	(2,212)	(2,021)
Net interest income(1)	$1,598	$(524)	$1,074

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from Federal taxes. The incremental tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.

TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to disclosing financial measures determined in accordance with GAAP, the Company discloses non-GAAP financial measures in this release. The Company believes that the non-GAAP financial measures presented in this release reflect industry conventions, or standard measures within the industry, and provide useful information to the Company's management, investors and other parties interested in the Company's operating performance. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use in this release, but these measures may not be synonymous to similar measurement terms used by other companies.

CrossFirst provides reconciliations of these non-GAAP measures below. The measures used in this release include the following:

•
We calculate "return on average tangible common equity" as net income (loss) available to common stockholders divided by average tangible common equity. Average tangible common equity is calculated as average common equity less average goodwill and intangibles and average preferred equity. The most directly comparable GAAP measure is return on average common equity.

•	We calculate ‘‘non-GAAP core operating income (loss)’’ as net income (loss) adjusted to remove non-recurring or non-core income and expense items related to:

▪
Impairment charges associated with two buildings that were held-for-sale - We acquired a new, larger corporate headquarters to accommodate our business needs, which eliminated the need for two smaller support buildings. The two smaller support buildings had been acquired recently and were extensively remodeled, which resulted in a difference between book and market value for those assets. We sold one of the buildings in 2018. The remaining building was sold during the second quarter of 2019.

▪	State tax credits as a result of the purchase and improvement of our new corporate headquarters.

The most directly comparable GAAP financial measure for non-GAAP core operating income (loss) is net income (loss).

•
We calculate "Non-GAAP core operating return on average assets" as non-GAAP core operating income (loss) (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income (loss) divided by average assets.

•
We calculate ‘‘non-GAAP core operating return on average common equity’’ as non-GAAP core operating income (as defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.

•
We calculate "tangible common stockholders' equity" as total stockholders' equity less goodwill and intangibles and preferred equity. The most directly comparable GAAP measure is total stockholders' equity.

•
We calculate ‘‘tangible book value per share’’ as tangible common stockholders' equity (as defined above) divided by the total number of shares outstanding. The most directly comparable GAAP measure is book value per share.

•
We calculate "non-GAAP core operating efficiency ratio - fully tax equivalent" as non-interest expense adjusted to remove non-recurring non-interest expenses as defined above under non-GAAP core operating income (loss) divided by net interest income on a fully tax-equivalent basis plus non-interest income adjusted to remove non-recurring non-interest income as defined above under non-GAAP core operating income. The most directly comparable financial measure is the efficiency ratio.

CROSSFIRST BANKSHARES, INC.

	Quarter Ended
	03/31/2019	06/30/2019	09/30/2019	12/31/2019	03/31/2020
	(Dollars in thousands)
Non-GAAP Return on average tangible common equity:
Net income (loss) available to common stockholders	$9,175	$9,439	$10,384	$(700)	$3,857
Average common equity	466,506	486,880	543,827	605,960	612,959
Less: average goodwill and intangibles	7,784	7,759	7,733	7,708	7,683
Average tangible common equity	458,722	479,121	536,094	598,252	605,276
Return on average common equity	7.98%	7.78%	7.58%	(0.46)%	2.53%
Non-GAAP Return on average tangible common equity	8.11%	7.90%	7.68%	(0.46)%	2.56%

	Quarter Ended
	03/31/2019	06/30/2019	09/30/2019	12/31/2019	03/31/2020
	(Dollars in thousands)
Non-GAAP core operating income (loss):
Net Income (Loss)	$9,350	$9,439	$10,384	$(700)	$3,857
Add: fixed asset impairments	—	424	—	—	—
Less: tax effect(1)	—	109	—	—	—
Fixed asset impairments, net of tax	—	315	—	—	—
Add: state tax credit(2)	(1,361)	—	—	—	—
Non-GAAP core operating income (loss)	$7,989	$9,754	$10,384	$(700)	$3,857

(1) Represents the tax impact of the adjustments above at a tax rate of 25.73%
(2) No tax effect

	Quarter Ended
	03/31/2019	06/30/2019	09/30/2019	12/31/2019	03/31/2020
	(Dollars in thousands)
Non-GAAP core operating return on average assets:
Net income (loss)	9,350	9,439	10,384	(700)	3,857
Non-GAAP core operating income (loss)	7,989	9,754	10,384	(700)	3,857
Average assets	4,168,243	4,402,002	4,610,958	4,809,579	4,975,531
Return on average assets	0.91%	0.86%	0.89%	(0.06)%	0.31%
Non-GAAP core operating return on average assets	0.78%	0.89%	0.89%	(0.06)%	0.31%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended
	03/31/2019	06/30/2019	09/30/2019	12/31/2019	03/31/2020
	(Dollars in thousands)
Non-GAAP core operating return on common equity:
Net income (loss)	$9,350	$9,439	$10,384	$(700)	$3,857
Non-GAAP core operating income (loss)	7,989	9,754	10,384	(700)	3,857
Less: Preferred stock dividends	175	—	—	—	—
Net income (loss) available to common stockholders	9,175	9,439	10,384	(700)	3,857
Non-GAAP core operating income (loss) available to common stockholders	7,814	9,754	10,384	(700)	3,857
Average common equity	$466,506	$486,880	$543,827	$605,960	$612,959
Return on average common equity	7.98%	7.78%	7.58%	(0.46)%	2.53%
Non-GAAP core operating return on common equity	6.79%	8.04%	7.58%	(0.46)%	2.53%

	Quarter Ended
	03/31/2019	06/30/2019	09/30/2019	12/31/2019	03/31/2020
	(Dollars in thousands except per share data)
Tangible common stockholders' equity:
Total stockholders' equity	$480,514	$499,195	$602,435	$601,644	$611,946
Less: goodwill and other intangible assets	7,770	7,745	7,720	7,694	7,669
Less: preferred stock	—	—	—	—	—
Tangible common stockholders' equity	$472,744	$491,450	$594,715	$593,950	$604,277
Tangible book value per share:
Tangible common stockholders' equity	$472,744	$491,450	$594,715	$593,950	$604,277
Shares outstanding at end of period	45,202,370	45,367,641	51,969,203	51,969,203	52,098,062
Book value per share	$10.63	$11.00	$11.59	$11.58	$11.75
Tangible book value per share	$10.46	$10.83	$11.44	$11.43	$11.60

	Quarter Ended
	03/31/2019	06/30/2019	09/30/2019	12/31/2019	03/31/2020
	(Dollars in thousands)
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent
Non-interest expense (numerator)	$22,631	$21,960	$21,172	$21,885	$22,223
Net interest income	33,605	34,874	35,786	37,179	38,228
Tax equivalent interest income(1)	616	612	624	670	695
Non-interest income	1,645	1,672	3,212	2,186	2,095
Add: fixed asset impairments	$—	$424	$—	$—	$—
Total tax-equivalent income (denominator)	$35,866	$37,582	$39,622	$40,035	$41,018
Efficiency Ratio	64.20%	60.09%	54.29%	55.60%	55.11%
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent	63.10%	58.43%	53.43%	54.66%	54.18%
(1) Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%